INVESTMENT SUBADVISORY AGREEMENT

dated September 19, 2017, as amended and restated June 13, 2018 between Two Roads Shared Trust, Regents Park Funds, LLC and Anfield Capital Management, LLC

EXHIBIT A

As amended: September 12, 2019

Fund	Investment Advisory Fee	Effective Date
Anfield Capital Diversified Alternatives ETF	0.70%	September 19, 2017
Anfield Universal Fixed Income ETF	0.65%	June 13, 2018
Anfield U.S. Equity Sector Rotation ETF	0.70%	November 17, 2019
Anfield Tactical Fixed Income ETF	0.70%	November 17, 2019

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Exhibit A

By: /s/Jim Colantino

Name: Jim Colantino

Title: President

REGENTS PARK FUNDS, LLC

By: /s/David Young

Name: David Young

Title: Chief Executive Officer